UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 25, 2017 (April 23, 2017)

KMG Chemicals, Inc.

(Exact name of registrant as specified in its charter)

TEXAS	001-35577	75-2640529
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300 Throckmorton Street, Fort Worth, Texas		76102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 817-761-6100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On April 23, 2017, KMG Chemicals, Inc. (the “Company”) entered into a Purchase Agreement and Plan of Merger (the “Purchase Agreement”) among the Company, KMG FC, LLC, a wholly owned subsidiary of the Company (“Merger Sub”), Flowchem Holdings LLC (“Flowchem”), Arsenal Capital Partners III-B, LP (“Blocker Seller”) and ACP Flowchem LLC (the “Representative”), pursuant to which the Company will acquire Flowchem, the parent company of Flowchem LLC, a global provider of drag reducing agents, related support services and equipment to midstream crude oil and refined fuel pipeline operators. Under the terms of the Purchase Agreement, Merger Sub will merge into Flowchem, with Flowchem surviving as a wholly owned subsidiary of the Company. The Company will also acquire all of the outstanding shares of capital stock of ACP-Flowchem Blocker Inc. from Blocker Seller.

Consideration for the acquisition will be $495 million in cash, including net working capital of approximately $17 million. The purchase price is subject to adjustment following the closing for reconciliation of net working capital. The Purchase Agreement includes customary representations, warranties and covenants. The acquisition is expected to close in mid-June 2017 and is subject to certain customary closing conditions, including expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The foregoing descriptions of the Purchase Agreement are qualified in their entirety by the full text of such agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

To ensure funding to finance the acquisition, the Company entered into a commitment letter (the “Commitment Letter”), dated April 23, 2017, with KeyBank National Association, KeyBanc Capital Markets Inc., and HSBC Bank USA, N.A. (together, the “Commitment Parties”), pursuant to which the Commitment Parties have agreed to provide the Company with financing consisting of (i) a seven-year senior secured term loan facility of $550.0 million and (ii) a senior secured revolving facility of $50.0 million. The obligations of the Commitment Parties under the Commitment Letter are subject to customary closing conditions.

Item 7.01	Regulation FD Disclosure.

On April 24, 2017, the Company issued a press release announcing its entry into the Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Forward-Looking Statements

This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, included or incorporated by reference in this report that address activities, events or developments that we expect or anticipate may occur in the future, including such things as future capital expenditures, business strategy, competitive strengths, goals, growth of our business and operations, plans and references to future successes may be considered forward-looking statements. Also, when we use words such as “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” “forecast,” “may,” “should,” “budget,” “goal,” “expect,” “probably” or similar expressions, we are making forward-looking statements. Many risks and uncertainties may impact the matters addressed in these forward-looking statements. Our forward-looking statements speak only as of the date made and we will not update forward-looking statements unless the securities laws require us to do so. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions and, therefore, the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements which are included in this report and the exhibits and other documents incorporated herein by reference, our inclusion of this information is not a representation by us or any other person that our objectives and plans will be achieved.

Item 9.01Financial Statements and Exhibits.

(d)	Exhibits

2.1

Purchase Agreement and Plan of Merger dated as of April 23, 2017, by and among KMG Chemicals, Inc., KMG FC, LLC, Flowchem Holdings LLC, Arsenal Capital Partners III-B LP, as Arsenal Blocker Seller, and ACP Flowchem LLC, in its capacity as the Representative.*

99.1	Press Release, dated April 24, 2017.

*

Schedules and Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish the omitted Schedules and Exhibits to the Securities and Exchange Commission upon request by the Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ Christopher T. Fraser	Date: April 25, 2017
Christopher T. Fraser,
President and Chief Executive Officer